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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AND REPORT ON SCHEDULE

        We consent to the use in this Amendment No. 2 of Registration Statement No. 333-115344 relating to an exchange offer for $250 million 11% Senior Secured Notes due 2010 and $100 million Senior Secured Floating Rate Notes due 2008 of Huntsman Advanced Materials LLC and subsidiaries of our report dated March 14, 2005 on the consolidated financial statements of Huntsman Advanced Materials LLC and subsidiaries as of December 31, 2004 appearing in the Prospectus, which is a part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

        Our audits of the consolidated financial statements of Huntsman Advanced Materials LLC and subsidiaries referred to in our aforementioned report also includes the financial statement schedule of Huntsman Advanced Materials LLC and subsidiaries for the year ended December 31, 2004 and the six months ended December 31, 2003 included in Exhibit 99.5. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.

DELOITTE & TOUCHE LLP

Houston, Texas
April 1, 2005

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND REPORT ON SCHEDULE